Exhibit 23

M&F BANCORP, INC. AND SUBSIDIARY

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-95973 on Form S-8 of our report dated April 6, 2009, relating to our audit of the 2008 Consolidated Financial Statements of M&F Bancorp, Inc., appearing in this Annual Report on Form 10-K of M&F Bancorp, Inc. for the year ended December 31, 2008.

/s/ McGladrey and Pullen LLP
Frederick, MD
April 6, 2009